004 Putnam Income Fund
10/31/15 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  34,589
Class B	  772
Class C	  5,244
Class M   3,436

72DD2 (000s omitted)

Class R   887
Class R5  142
Class R6  3,969
Class Y	  22,732


73A1

Class A   0.224
Class B	  0.172
Class C	  0.172
Class M   0.210

73A2

Class R   0.209
Class R5  0.248
Class R6  0.248
Class Y	  0.240

74U1 (000s omitted)

Class A	  156,771
Class B	  4,381
Class C	  32,238
Class M   15,282

74U2 (000s omitted)

Class R   4,247
Class R5  636
Class R6  17,566
Class Y	  110,860

74V1

Class A	  6.94
Class B	  6.87
Class C	  6.88
Class M   6.77

74V2

Class R   6.88
Class R5  7.02
Class R6  7.04
Class Y	  7.03



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.